Fixed Account Annuity (Strategic Value Annuity)
ISSUED BY
BRIGHTHOUSE LIFE INSURANCE COMPANY
Summary Prospectus for New Investors
April 27, 2026
A Flexible Premium Group Deferred Fixed Annuity Contract
This Summary Prospectus summarizes key features Fixed Account Annuity (Strategic Value Annuity) Contract, a flexible premium group deferred fixed annuity contract issued by Brighthouse Life Insurance Company (the “Company,” or “We,” “Us,” or “Our”), which is available on a group basis. Before You invest, You should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at https://dfinview.com/BHF/PUFT/BHF107?site=BHF1. You can also obtain this information at no cost by calling (833) 208-3018 or by sending an email request to rcg@brighthousefinancial.com.
* * * * * * * * * * * *
The Contract is a complex investment and involves risks, including potential loss of principal. The Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Full and partial Surrenders from the Contract could result in Surrender charges, taxes, and tax penalties. In addition, full Surrenders during the Accumulation Period due to discontinuation of the Contract will also be subject to a Market AdjustedValue calculation, which may result in loss. In extreme circumstances, You could lose up to 100% of the amount Surrendered from the General Account due to a negative Market Adjusted Value.
Our obligations under the Contract are subject to Our financial strength and claims-paying ability. Additional general information about certain investment products, including annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The Securities and Exchange Commission has not approved or disapproved these securities or the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Special Terms

In this prospectus, the following terms have the indicated meanings:
Accumulation Period — the period before the commencement of Annuity Payments.
Annuitant — A person on whose life the Maturity Date depends and Annuity Payments are made.
Annuity — Payment of income for a stated period or amount.
Annuity Payments — A series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.
Annuity Period — The period during which Annuity Payments are made.
Approved Products — Products approved by the Brighthouse Life Insurance Company.
Beneficiary (ies) — The person(s) or trustee designated to receive any remaining contractual benefits in the event of a Participant’s, Annuitant’s or Contract Owner’s death, as applicable.
Cash Surrender Value — The Cash Value less any amounts deducted upon a withdrawal or Surrender, outstanding loans, if available under the Contract, any applicable Premium Taxes or other Surrender charges not previously deducted.
Cash Value — The value of net Purchase Payments in Your Account or a Participant’s Individual Account less Surrenders.
Code — The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of this Contract.
Company (We, Us, Our) — Brighthouse Life Insurance Company.
Competing Fund — Any investment option under the Plan, which in Our opinion, consists primarily of fixed income securities and/or money market instruments.
Contract — The Fixed Annuity Contract.
Contract Date — The date on which the Contract is issued. For certain group Contracts, it is the date on which the Contract becomes effective, as shown on the specifications page of the Contract.
Contract Owner — The person named in the Contract (on the specifications page, which may be the Participant if so authorized). For certain group Contracts, the Contract Owner is the trustee or other entity which owns the Contract. Any reference in this prospectus to the Contract includes the underlying Certificate. Certificates are issued to Participants under group allocated Contracts.
Contract Value — The amount of all Purchase Payments, plus any applicable credits, plus any interest.
Contract Year — A continuous twelve-month period beginning on the Contract Date and each anniversary thereof. Contract Year also means certificate year.
Due Proof of Death — (a) A copy of a certified death certificate; (b) a copy of a certified decree of a court of competent jurisdiction as to the finding of death, (c) a written statement by a medical doctor who attended the deceased; or (d) any other proof satisfactory to Us.
Fixed Annuity — An Annuity with payments that remain fixed as to dollar amount throughout the payment period.
General Account — Comprised of the Company’s assets, other than assets in any separate accounts it may maintain.
Good Order — A request or transaction generally is considered in “Good Order” if it complies with Our administrative procedures and the required information is complete and accurate. A request or transaction may be rejected or delayed if not in Good Order. Good Order generally means the actual receipt by Us of the instructions relating to the requested transaction in writing (or, when permitted, by telephone or Internet) along with all forms, information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes to the extent applicable to the transaction: Your completed application; Your Contract number; the transaction amount (in dollars or percentage terms); the names and allocations to and/or from any applicable Funding Options affected by the requested transaction; the signatures of all Contract Owners (exactly as indicated on the Contract), if necessary; Social Security Number or Tax I.D.; and any other information or supporting documentation that We may require, including any spousal or Joint Owner’s consents. With respect to Purchase Payments, Good Order also generally includes receipt by Us of sufficient funds to effect the purchase. We may, in Our sole discretion, determine whether any particular transaction request is in Good Order, and We reserve the right to change or waive any Good Order requirement at any time. If You have any questions, You should contact Us or Your financial representative (where applicable) before submitting the form or request.
Guarantee Period — The period through the end of the first calendar year during which the Contract was purchased and successive 12 month periods thereafter during which a Guaranteed Interest Rate is credited.
Guaranteed Interest Rate — The annual effective interest rate credited during the Guarantee Period.
Home Office — The principal executive offices of Brighthouse Life Insurance Company located at 11225 North Community House Road, Charlotte, NC 28277, or any other office that We may designate for the purpose of administering this Contract. For instructions on how to submit requests, elections, and inquiries, please see "Contract Owner Requests, Elections, and Inquiries."
Individual Account — Cash Value credited to a Participant or Beneficiary under this Contract.
Market Adjusted Value — The adjusted Contract Value as of the date of discontinuance, which reflects the relationship, at the time of Surrender, between the then-current Guaranteed Interest Rate for a Guarantee Period and the Guaranteed Interest Rate that applies to Your Contract.
Maturity Date — The date on which the Annuity Payments are to begin.
Participant — An eligible person who is a member in Your Plan.
Plan — The Plan or the arrangement used in a retirement Plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403(a), 403(b) or 457 of the Code.
Plan Administrator — The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.
Plan Termination — Termination of Your Plan, including partial Plan Termination, as determined by Us.
Plan Trustee — The trustee specified in the Contract specifications.
Premium Tax — The amount of tax, if any, charged by the state or municipality. Generally, We will deduct any applicable Premium Tax from the Cash Value either upon Surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We have the liability under state law.
Purchase Payments — The premium payments applied to the Contract less any Premium Taxes if applicable.
Surrender — Funds distributed from the Contract or certificate for retirement, Separation from Service, loans, hardship withdrawals, death, disability, return of Excess Plan Contributions, payment of certain Plan expenses as mutually agreed upon, Contract discontinuance, or transfers to other Plan funding vehicles. Such Surrender may or may not be subject to Surrender charges and the Market Adjusted Value calculations.
Written Request — Written instructions or information sent to Us in a form and content satisfactory to Us and received in Good Order at Our Home Office.
You, Your — In this prospectus, depending on the context, “You” is the owner of the Contract or the Participant or Annuitant for whom money is invested under certain group arrangements. In cases where We are referring to giving instructions or making payments to Us for Qualified Contracts “You” means the trustee or employer. Under certain group arrangements where the Participant or Annuitant is permitted to choose among investment options under the Plan, “You” means the Participant or Annuitant who is giving Us instructions about the investment options under the Plan. In connection with a Plan Termination, as of the date of the Contract or cash distribution under such Plan Termination, “You” means the Participant who has received such Contract or cash distribution.
Your Account — Cash Value attributed to Purchase Payments plus interest credited to You under this Contract.

Overview of the Contract

Purpose. The Contract is a fixed annuity contract, which is available on a group basis to certain types of retirement Plans and programs that receive favorable tax treatment under the Code such as qualified pension and profit sharing Plans, tax deferred Annuity Plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers) and deferred compensation Plans of state and local governments.
It provides a means for investing on a tax-deferred basis in the Guarantee Periods of the Contract. The Contract is designed generally for an investor who intends to hold the Contract for a long period of time and then use the Contract Value (in the form of either withdrawals or Annuity Payments) for retirement saving or other long-term investment purposes. The Contract has various features and benefits that may be appropriate for You based on Your financial situation and objectives. The Contract also offers a death benefit feature, which can be used to transfer assets to Your Beneficiaries.
Your financial goal in acquiring the Contract should take into account the fact that there are Surrender charges under the Contract, as well as a Market Adjusted Value calculation on full Surrenders due to discontinuation of the Contract during the Accumulation Period. Because of the Surrender charge (which is in effect for many years), the possibility of income tax and tax penalties on early withdrawals, and the Market Adjusted Value calculation applied to full Surrenders when there is a Contract discontinuation, the Contract should not be viewed as an investment vehicle offering low cost liquidity. Your financial goal in acquiring the Contract should focus on a long-term insurance product, offering the prospect of investment growth.
We no longer offer new Contracts. However, you may be able to make additional Purchase Payments and apply your Contract Value to renewal Guarantee Periods.
Phases of the Contract. The Contract has two phases: The Accumulation Period and the Annuity Period. During the Accumulation Period, earnings accumulate on a tax-deferred basis and are taxed as income when You make a withdrawal. To help You accumulate assets during the Accumulation Period. You can invest Your Purchase Payments in Our General Account, which guarantees principal and interest.
For each Purchase Payment, We establish an interest rate “period” (“Guarantee Period”) during which We guarantee a rate of interest for that Purchase Payment for twelve months. At the end of that twelve-month Guarantee Period, We will determine and credit a renewal interest rate. We guarantee that renewal rate until the end of the current calendar year. After that, We will declare the second and all future renewal rates each subsequent January 1 and guarantee such rates through December 31 of each year.
Additional information about the investment options in which You can invest is provided in Appendix A.
The Annuity Period occurs when You begin receiving Annuity Payments from Your Contract. The amount of money You accumulate in Your Contract during the Accumulation Period factors into the amount of income You receive during the Annuity Period. You may choose one of a number of Annuity options: In general, once the Annuity Period begins, You may no longer take withdrawals from the Contract. There is no death benefit during the Annuity Period; however, depending on the Annuity option You elect, any remaining guarantee upon death may be paid to Your Beneficiary(ies).
Contract Features. The following is a brief description of the Contract’s primary features.
Subject to Plan Terms. If You participate through a retirement Plan or other group arrangement, the Contract may provide that all or some of Your rights or choices are subject to the Plan’s terms. For example, limitations on Your rights may apply to Purchase Payments, withdrawals, loans, the death benefit and Annuity options.
Accessing Your Money. Before You annuitize the Contract, You can withdraw money from Your Contract at any time. If You take a withdrawal, You may have to pay a Surrender charge and/or income taxes, including a tax penalty if You are younger than age 59 ½. Full Surrenders at any time during the Accumulation Period due to discontinuation of the Contract are also subject to a Market Adjusted Value calculation (which could result in a positive or negative adjustment to Your Cash Value). Withdrawals could significantly reduce the value of Your Contract, the death benefit, and the amount available for loans.
Tax Treatment. You can renew your money in the Guarantee Periods without tax implications, and any interest credited is generally tax deferred. You are only subject to tax upon: (1) making a withdrawal; (2) receiving a payment from Us; or (3) payment of a death benefit.

Death Benefit. The Contract includes, at no additional cost, a death benefit that will pay a death benefit to Your Beneficiary(ies) if You die during the Accumulation Period. The death benefit is equal to the Cash Value of the Participant’s Individual Account, less any applicable Premium Tax as of the date We receive Due Proof of Death.
Market Adjusted Value. You could lose a significant amount of money due to a negative Market Adjusted Value calculation in certain circumstances if the Contract is Surrendered. Only full Surrenders during the Accumulation Period due to a Contract discontinuation may be subject to a Marked Adjusted Value calculation.

Important Information You Should Consider About the Contract

	Fees, Expenses, and Adjustments	Location in Prospectus
Are There Charges or Adjustments for Early Withdrawals?
Yes.
Surrender Charges. If You withdraw money during the first 9 Contract years from the Contract, You may be assessed a Surrender charge of up to
5%, as a percentage of the amount Surrendered.
For example, if You make an early withdrawal, You could pay a Surrender charge of up to $5,000 on a $100,000 investment.
Market Adjusted Value. If You make a full Surrender of the Contract during the Accumulation Period due to a Contract discontinuation, We will apply a Market Adjusted Value calculation, which may be negative. In extreme circumstances, You could lose up to 100% of the amount Surrendered due to a negative Market Adjusted Value calculation. For example, if You were to $100,000 to the Contract and later were to discontinue the Contract,
You could lose up to $100,000 of Your investment. This loss will be greater if You also have to pay Surrender charges, taxes, and tax penalties. Only full Surrenders due to Contract discontinuations will be subject to a
Market Adjusted Value calculation.
Fee Table Charges, Deductions and Adjustments – Surrender Charge; Contract Discontinuation and Market Adjusted Value
Are There Transaction Charges?	No. Other than Surrender charges and a Market Adjusted Value calculation, there are no charges for other Contract transactions.	Fee Table Charges, Deductions and Adjustments
Are There Ongoing Fees and Expenses?	No. There are no ongoing fees or expenses under the Contract.	Fee Table Charges, Deductions and Adjustments
Risks
Is There a Risk of Loss from Poor Performance?
No. While there is no risk of loss from poor performance in the Guarantee
Periods of the General Account, You can lose money by investing in the
Contract, including loss of principal. A full Surrender due to a Contract discontinuation may be subject to a negative Market Adjusted Value calculation, which may result in loss.
Principal Risks of Investing in the Contract Charges, Deductions and Adjustments

Is This a Short-Term Investment?
No. This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Amounts withdrawn from the
Contract may result in Surrender charges, taxes and tax penalties.
●Surrender charges may apply for the first 9 years of the Contract.
Surrender charges will reduce the value of Your Contract if You withdraw money during the applicable time period. Surrender charges will reduce the value of Your Contract if You withdraw money during that time period. Withdrawals could significantly reduce the value of your
Contract, the death benefit, and the amount available for loans.
●The benefits of tax deferral also mean the Contract is more beneficial to investors with a long time horizon.
●Full Surrenders during the Accumulation Period due to a Contract discontinuation will result in a negative Market Adjusted Value calculation.
●At the end of each Guarantee Period, in the absence of other instructions or requests from You, the amount in the Guarantee Period will automatically be renewed into a new Guarantee Period, subject to the renewal rate of interest.
Principal Risks of Investing in the Contract Interest Periods Charges, Deductions and Adjustments
What Are the Risks Associated with the Investment Options?
An investment in the Contract is subject to risk.
●Investment in the Guarantee Periods has its own unique risks. You should review the prospectus disclosure in the Guarantee Periods and the General Account before making an investment decision.
Principal Risks of Investing in the Contract Interest Periods
What Are the Risks Related to the Insurance Company?
An investment in the Contract is subject to the risks related to Us. Any obligations (including under the Guarantee Periods), guarantees or benefits of the Contract are subject to Our claims-paying ability. If We experience financial distress, We may not be able to meet Our obligations to You. More information about the Company, including Our financial strength ratings, is available by contacting Us at 888-243-1968.
Principal Risks of Investing in the Contract
Restrictions
Are There Restrictions on the Investment Options?
Yes.
●Transfers to Approved Products not issued by Us, may not exceed 20%
per Contract/Certificate Year of the Cash Value on each
Contract/Certificate Year anniversary.
●We reserve the right to modify the amount available for transfer to
Approved Products and to products not issued by Us.
●Amounts transferred to and from this Contract are subject to Competing
Funds restrictions.
●Where permitted by state law, We reserve the right to restrict Purchase
Payments or transfers into the Contract.
Transfers
Are There Any Restrictions on Contract Benefits?
Yes.
●Withdrawals will reduce the value of the death benefit, perhaps significantly.
●Except as otherwise provided, Contract benefits may not be modified or terminated by Us.
●The Contract may require that You or Your Beneficiary obtain a signed authorization from Your employer or Plan Administrator to exercise certain rights. We may rely on Your employer’s or Plan Administrator’s statements to Us as to the terms of the Plan or Your entitlement to any amounts.
Death Benefit

Taxes
What Are the Contract’s Tax Implications?
●Consult with a tax professional to determine the tax implications of an investment in and payments received under this Contract.
If You purchase the Contract through a tax-qualified plan or individual retirement account, You do not get any additional tax benefit.
●You will generally not be taxed on increases in the value of the Contract until they are withdrawn. Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties if You take a withdrawal before age 59 ½.
Federal Tax Considerations
Conflict of Interest
How Are Investment Professionals Compensated?
Investment professionals may receive compensation for selling this
Contract in the form of commissions, additional cash benefits (e.g., bonuses), and non-cash compensation. This conflict of interest may influence an investment professional to recommend this Contract over another investment for which the investment professional is not compensated or compensated less.
Distribution of the Contract
Should I Exchange My Contract?
If You already own an insurance Contract, some investment professionals may have a financial incentive to offer You a new Contract in place of the one You own. You should only exchange a Contract You already own if You determine, after comparing the features, fees, and risks of both
Contracts,and any fees or penalties to terminate the existing contract, that it is better for You to purchase the new Contract rather than continue to own Your existing contract.
Federal Tax Considerations Other Information – Exchanges

Buying the Contract

Purchasing the Contract
The Contract is used in connection with Sections 401 Plans, 403(a) Plans, 403(b) Plans and 457 Plans.
We no longer actively offer the Contracts to new purchasers, but We continue to accept new Participants under existing Contracts previously issued to Plans. We issue Certificates to Participants under group allocated Contracts. We refer to both Contracts and Certificates as “Contracts” unless the context provides otherwise. If Your Plan has the Contract and You are interested in becoming a Participant, please contact Your Plan Trustee or Plan Administrator.
Purchase Payments
A Purchase Payment is the money You give Us to invest in the Contracts. The initial Purchase Payment is due on the date the Contracts becomes effective. Subsequent Purchase Payments may be made at any time during the Accumulation Period, subject to certain limitations.
Under a Plan’s Contract, the minimum Purchase Payment allowed is $1,000 and $20 for each Certificate. We may refuse to accept total Purchase Payments over $3,000,000. Your ability to make Purchase Payments may also be restricted by law and may be subject to Plan requirements.
Allocation of Purchase Payment
We deposit Your Purchase Payments in Our General Account. For each Purchase Payment, We establish a Guarantee Period, which is an interest rate “period” during which We guarantee a rate of interest for that Purchase Payment for twelve months. At the end of the twelve months, We will establish a renewal rate of interest for each subsequent Guarantee Period. (See “Interest Periods” in the prospectus.)
SURRENDERS: Accessing the Money in Your Contract

Accumulation Period
During the Accumulation Period, We will pay upon request all or any portion of Your Cash Surrender Value to the Contract Owner or to You, as provided in the Plan. A Contract Owner’s account may be Surrendered for cash without the consent of any Participant, as provided in the Plan.
To the extent that the amount withdrawn is subject to a Surrender charge, the Surrender charge will be assessed as a percentage of the amount surrendered. If Your Contract was issued as part of a tax deferred Annuity Plan, deferred compensation Plan or combined qualified Plan/tax deferred Annuity Plan, You or a Participant, if authorized, may take partial Surrenders after the first Contract/Certificate Year annually of up to 10% of the Cash Value of Your Account/Individual Account as of the first Valuation Date of any given Contract/Certificate Year without the imposition of a Surrender charge. We may waive Surrender charges in certain other instances. (See “Surrenders” in the prospectus.)
Full Surrenders during the Accumulation Period due to a Contract discontinuation will also be subject to a Market Adjusted Value calculation, in addition to applicable Surrender charges.
There are limitations on Your ability to Surrender during the Accumulation Period. These limitations are as follows:
Surrender Charges, Adjustments, and Taxes
There may be Surrender charges and tax
implications when You take out money.
Additionally, a Market Adjusted Value calculation
will apply to full Surrenders during the
Accumulation Period due to a Contract
discontinuation. A negative Market Adjusted Value
calculation will reduce the amount you receive
upon Surrender from the Contract.

Negative impact on benefits and guarantees of Your Contract	A Surrender may have a negative impact on certain benefits and guarantees that You may elect. It may significantly reduce the value or even terminate the benefit.
Internal Revenue Code or Retirement Plan	Depending on the circumstances, the Internal Revenue Code or Your retirement Plan may restrict Your ability to Surrender.
Annuity Period
During the Annuity Period, You will receive Annuity Payments under the Annuity option You select. In general, once the Annuity Period begins, You may no longer take withdrawals from the Contract. There is no death benefit during the Annuity Period; however, depending on the Annuity option You elect, any remaining guarantee upon death may be paid to Your Beneficiary(ies). Please see the “Annuity Period” section in the prospectus for more information.
We will calculate your Annuity Payments by applying your Cash Surrender Value to the Annuity option you select.
Requesting a Withdrawal
You can request to withdraw all or part of Your Cash Surrender Value at any time before the Maturity Date by submitting a written withdrawal request to Our Home Office. We will determine Your Cash Surrender Value (or Cash Surrender Value in an Individual Account) as of the next Valuation Date following Our receipt of a Written Request by You or the Participant, if so authorized. See “Surrenders” in the prospectus for more details.

Additional Information About Fees

The following tables describe the fees, expenses, and adjustments that You will pay when buying, owning, and surrendering, or making withdrawals from a Guarantee Period or from the Contract. Please refer to Your Contract specifications page for information about the specific fees You will pay each year based on the options You have selected.
The first table describes the fees and expenses that You will pay at the time that You buy the Contract, Surrender the Contract, make withdrawals from a Guarantee Period or from the Contract, or transfer Contract Value between Guarantee Periods. State premium taxes of 0% to 3.5% may also be deducted.
Transaction Expenses
Surrender Charge(1):	5%
(As a percentage of amount Surrendered)
Account Reduction Loan Initiation Fee	$75.00(2)
Annual Loan Maintenance Fee	$50.00

(1)
The Surrender charge applies to full and partial Surrenders before the end of the eighth Contract/Certificate Year. The Surrender charge for an allocated Contract is calculated based on the age of each Certificate. The Surrender charge for an unallocated Contract is calculated based on the age of the Contract. The maximum Surrender charge is computed as a percentage of the Cash Value being Surrendered and declines to zero after 8 complete Contract/Certificate Years. We may waive Surrender charges in certain instances. See “Charges, Deductions and Adjustments – Surrender Charge”. The charge is as follows:
Contract/Certificate Year	Surrender Charge
1-2	5%
3-4	4%
5-6	3%
7	2%
8	1%
9+	0%
(2)
Loans will be charged an initial set-up fee of $75.00.

The next table describes the adjustments, in addition to any transaction expenses, that may apply if all of the Contract Value is Surrendered from the Contract.

Adjustments
Market Adjusted Value Maximum Potential Loss (1)	100%
(as a percentage of the Contract Value surrendered)
(1)
Only full Surrenders during the Accumulation Period due to Contract discontinuations will be subject to a Market Adjusted Value calculation. See “Charges, Deductions, and Adjustments – Contract Discontinuation and Market Adjusted Value” for more information.

Appendix A

Investment Options Available Under the Contract
The following lists the investment option currently available under the Contract, which may be amended from time to time and can be found online at https://dfinview.com/BHF/PUFT/BHF107?site=BHF1. For more information about the Guarantee Periods, see “Interest Periods.”
Note: Full Surrenders of the Contract during the Accumulation Period due to Contract discontinuations will be subject to a Market Adjusted Value calculation. This may result in a significant reduction in Your Contract Value. See “Charges, Deductions, and Adjustments – Contract Discontinuation and Market Adjusted Value” for more information.
Name	Term (Guarantee Period)	Guaranteed Minimum Interest Rate
General Account	12 months	1%
A-1

The prospectus and statement of additional information (SAI) include additional information. The prospectus and SAI are dated the same as this summary prospectus and are incorporated by reference. The prospectus and SAI are available, without charge, upon request. For a free copy, call us at (833) 208-3018 or send an email request to rcg@brighthousefinancial.com. You can also access the prospectus, SAI and other information about the Contract online at https://dfinview.com/BHF/PUFT/BHF107?site=BHF1.
Reports and other information about the Separate Account are available on the SEC’s website at http://www.sec.gov, and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
EDGAR Contract Identifier No. is
Brighthouse Life Insurance Company (RILA MVA) C000266101